Exhibit 10.13

SI-BONE, INC.

3055 OLIN AVENUE, SUITE 2200

SAN JOSE, CA 95128

February 7, 2012

Dr. W. Carlton Reckling

[Address intentionally omitted.]

Dear Dr. Reckling:

SI-BONE, Inc. (the “Company”) is pleased to offer you employment effective March 5, 2012 on the following terms:

1.    Position. Your initial title will be Vice President of Medical Affairs, and you will initially report to me, Jeff Dunn, President and CEO. This is a full time position. While you render services to the Company you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. The only exceptions to this are 1) as specified in Exhibit D regarding the transition from your current medical practice, and 2) for any general orthopedic activities consulting or business activities that you participate in that do not relate directly to lower back and/or SI joint conditions. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation. The Company will pay you a base salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Reasonable and customary business expenses, including the IRS mandated rate for business automobile mileage, will be reimbursed to you by the Company. You will also be reimbursed by the Company for all reasonable subscriptions, dues and Continuing Medical Education in order to maintain your current medical certifications. As well the Company will reimburse you for your attainment of an MBA that is mutually agreed upon. In addition, the Company will reimburse you for a insurance “tail” coverage for your past medical practice, upon mutual agreement of the arrangement between you and the Company. The estimate of these non-salary costs are summarized in the attached Exhibit E and reimbursement will be within these 10% of these estimates or the excess must be approved by the Company’s Compensation Committee of the Board of Directors.

3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will be then be eligible for SI¬Bone, Inc. Medical and Dental Benefits on April 1, 2012. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

5.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6.    Non-Competition. During the term of your employment, and for a period of twelve (12) months after termination of your employment, you shall not (i) endorse, promote, sell, distribute, solicit orders for or otherwise dispose of, directly or indirectly, any products which are similar to or competitive with the products of the Company, (ii) consult with, advise or assist in any way, whether or not for consideration, any person or entity to endorse, promote, sell, distribute, solicit orders for or otherwise dispose of, directly or indirectly, any products which are similar to or competitive with the products of the Company, (iii) induce or attempt to induce any customer or supplier of the Company to reduce the business done by such customer or supplier with the Company and/or (iv) engage in any practice the purpose or result of which is to circumvent the provisions of this covenant not to compete.

7.    Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.    Indemnification.

a)    Indemnification of Expenses. Subject to the provisions of Section 8(b) below, the Company shall indemnify You for Expenses to the fullest extent permitted by law if You were or are or become a party to or witness or other participant in, or are threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

b)    Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

1)    Excluded Action or Omissions. To indemnify You for Expenses resulting from acts, omissions or transactions for which You are prohibited from receiving indemnification under this letter agreement or applicable law.

2)    Claims Initiated by You. To indemnify or make Expense advances to You with respect to Claims initiated or brought voluntarily by You and not by way of defense., counterclaim or cross claim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this letter agreement or any other agreement or insurance policy or under the Company’s charter documents relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (relating to indemnification of officers, directors, employees and agents); and (iv) with respect to actions or proceedings under any insurance policies maintained by the Company to enforce any of the terms thereof, regardless of whether You ultimately are determined to be entitled to such indemnification or insurance recovery, as the case may be.

3)    Lack of Good Faith. To indemnify You for any Expenses incurred by You with respect to any action instituted (i) by You to enforce or interpret this letter agreement, if a court having jurisdiction over such action determines that each of the material assertions made by You as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this letter agreement, if a court having jurisdiction over such action determines that each of the material defenses asserted by You in such action was made in bad faith or was frivolous.

c)    Definitions.

1)    “Claim” shall mean with respect to a Covered Event (as defined below): any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that You in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

2)    “Covered Event” shall mean any event or occurrence related to the fact that You are or were an, officer, employee, agent and/or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent and/or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on Your part while serving in such capacity.

3)    “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a party to or witness in or participating in (including on appeal), or preparing to defend, to be a party to or witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld, conditioned or delayed), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on You as a result of the actual or deemed receipt of any payments under this letter agreement.

9.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes OS to the meaning, effect, performance or validity of this letter agreement or arising out of related to or in any way connected with. this letter agreement, your employment with the Company or any other relationship between you and the Company (the -Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law_ You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this oiler by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on 1; February 13, 2012, As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorisation to work in the United States, as well as the satisfactory completion of background checks, which you approve of through the acceptance of this offer. Your employment is also contingent upon your starting work with the Company on March 5, 2012.

If you have any questions, please call me at 408-207-0700.

Very truly yours,

SI-BONE

By:	/s/ Jeffrey W. Dunn
Jeffrey W. Dunn
Title:	President and Chief Executive Officer

I have read and accept this employment offer

/s/ W. Carlton Reckling
Signature of Employee

Dated:	February 14, 2012

Attachments

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: California Labor Code Section 2870

Exhibit C: Prior Matter

EXHIBIT D — Transition Plan

It is known and understood by both parties that Dr. Reckling will transition to the Position at SI-BONE from his current medical practice as follows and be paid his base salary at the percentage applicable:

a.	Month One: 12 business days out of 20 (60 % of the time for SI-BONE).

b.	Month Two: 12 business days out of 20 (60 % of the time for SI-BONE).

c.	Month Three and Forward; Full-time with SI-BONE.